Exhibit 3.7.1

ARTICLES OF ORGANIZATION

OF

AMERICAN MOVIE CLASSICS COMPANY LLC

Pursuant to Section 203 of the New York Limited Liability Company Law

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of New York (particularly Chapter 34 of the New York Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “New York Limited Liability Company Law”), hereby certifies that:

First: The name of the limited liability company (hereinafter called the “limited liability company”) is: AMERICAN MOVIE CLASSICS COMPANY LLC (“AMC LLC”).

Second: The principal place of business of AMC LLC shall be in Nassau County at, 200 Jericho Quadrangle, Jericho, New York 11573.

Third: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 302 of the New York Limited Liability Company Law are Corporation Service Company, 80 State Street, Albany, NY 12207.

Fourth: The Secretary of State of the State of New York is hereby designated as agent for AMC LLC against whom process may be served. Such process shall be mailed to: Corporation Service Company, 80 State Street, Albany, NY 12207.

Executed on August 10, 2004

By:	/s/ Victoria D. Salhus
Victoria D. Salhus
Organizer